As filed with the Securities and Exchange Commission on October 15, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

(Exact name of registrant as specified in its charter)

Colorado	84-0910696
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

265 Turner Drive Durango, CO 81303
(Address of Principal Executive Offices, Including Zip Code)

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

2007 EQUITY INCENTIVE PLAN (AS AMENDED AND RESTATED)

(Full title of the plan)

Bryan J. Merryman
Chief Operating Officer/Chief Financial Officer
Rocky Mountain Chocolate Factory, Inc.

265 Turner Drive
Durango, Colorado 81303
(Name and address of agent for service)

(970) 259-0554

(Telephone number, including area code, of agent for service)

Copies to:

Sonny Allison

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado 80202

(303) 291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)(2)	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.03 per share	300,000	$12.59	$3,777,000	$515.18

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that may become issuable under the 2007 Equity Incentive Plan (As Amended and Restated) as a result of any future stock splits, stock dividends or similar adjustments of the registrant’s outstanding common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act.  The proposed maximum offering price per share is estimated based on the average of the high and low sales price for the registrant’s common stock as reported on the Nasdaq Stock Market on October 10, 2013.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by Rocky Mountain Chocolate Factory, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)     the Registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2013, filed with the Commission on May 29, 2013;

(b)     the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended May 31, 2013 and August 31, 2013, filed with the Commission on July 15, 2013 and October 15, 2013, respectively;

(c)     the Registrant’s Current Reports on Form 8-K filed with the Commission on August 8, 2013 and August 9, 2013; and

(d)     the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 27, 1986, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof, and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.     Indemnification of Directors and Officers.

Article XII of the Registrant’s Articles of Incorporation, as amended, provides as follows:

The personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director is limited to the full extent provided by Colorado law.

Pursuant to Section 7-108-402 of the Colorado Business Corporation Act, the Company is prohibited from eliminating or limiting the personal liability of a director to the Company or to its shareholders for monetary damages for any breach of the director’s duty of loyalty to the Company or to its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, distributions made in violation of the Registrant’s Articles of Incorporation or Colorado law, any transaction from which the director directly or indirectly received an improper personal benefit or any act occurring before this Article of the Registrant’s Articles of Incorporation became effective (August 9, 1989).

Article IX of the Registrant’s Bylaws provides that the Registrant shall indemnify directors, officers, employees and agents in accordance with Colorado law. The Bylaws also authorize the Registrant to purchase and maintain insurance on behalf of such persons regardless of whether the Registrant would have the power to indemnify for the liability insured against.

Article 109 of the Colorado Business Corporation Act allows a corporation to indemnify its officers, directors, employees and agents against liability incurred because such person is or was an officer, director, employee or agent if such person, (i) conducted himself or herself in good faith; (ii) reasonably believed, (x) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the best interests of the corporation (or employee benefit plan, if applicable), or (y) in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and (iii) in the case of any criminal proceeding, such person had no reasonable cause to believe the conduct was unlawful.

A corporation is prohibited from indemnifying an officer, director, employee or agent if such person was adjudged liable to the corporation or was adjudged liable on the basis that he or she derived an improper personal benefit.

A corporation is required to indemnify an officer, director, employee or agent if such person was wholly successful, on the merits or otherwise, in defense of any proceeding to which such person was a party, against reasonable expenses incurred by him or her in connection with the proceeding.

Article 109 also contains provisions relating to the advancement of expenses, petitioning the court for indemnification, authorization of indemnification by disinterested parties and notice to shareholders of indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document

5.1*	Opinion of Perkins Coie LLP regarding the legality of the shares being registered.
23.1*	Consent of EKS&H LLLP.
23.2*	Consent of Perkins Coie LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (see signature page).
99.1

Rocky Mountain Chocolate Factory, Inc. 2007 Equity Incentive Plan (As Amended and Restated) (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 9, 2013).

*	Filed herewith.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement..

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durango, State of Colorado, on the 15th day of October, 2013.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

By:	/s/ Franklin E. Crail
Name: Franklin E. Crail
Title: President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Franklin E. Crail and Bryan J. Merryman, or any of them, as his attorneys-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Franklin E. Crail	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	October 15, 2013
Franklin E. Crail

/s/ Bryan J. Merryman	Chief Operating Officer, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	October 15, 2013
Bryan J. Merryman

/s/ Gerald A. Kien	Director	October 15, 2013
Gerald A. Kien

/s/ Lee N. Mortenson	Director	October 15, 2013
Lee N. Mortenson

/s/ Clyde Wm. Engle	Director	October 15, 2013
Clyde Wm. Engle

/s/ Scott G. Capdevielle	Director	October 15, 2013
Scott G. Capdevielle

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1*	Opinion of Perkins Coie LLP regarding the legality of the shares being registered.
23.1*	Consent of EKS&H LLLP.
23.2*	Consent of Perkins Coie LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (see signature page).
99.1

Rocky Mountain Chocolate Factory, Inc. 2007 Equity Incentive Plan (As Amended and Restated) (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 9, 2013).

* Filed herewith.